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                                 Exhibit 4.4

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                          INVESTOR RIGHTS AGREEMENT




                          Dated as of July 12, 2006
                                           --



                                    among



                      Viceroy Acquisition Corporation,



                            CRT Capital Group LLC

                                     and

                             KBC Peel Hunt Ltd.


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                           INVESTOR RIGHTS AGREEMENT

                  This Investor Rights Agreement (this "Agreement") is made
                                                        ---------
and entered into as of July __, 2006 by and among Viceroy Acquisition Corporation, a Delaware corporation (the "Company"), and CRT Capital Group,
                                          -------
LLC ("CRT") and KBC Peel Hunt Ltd. ("KBC, and collectively, with CRT, the
                                     ---
"Placing Agents"), for the benefit of the holders (the "Holders") of the
 --------------                                         -------
Company's common stock, par value $.0001 per share (the "Common Shares") and
                                                         -------------
warrants (the "Warrants"), each Warrant being exercisable for the purchase
               --------
of one Common Share, issued in the placing of Units (as described below).

                  Reference is made to the Company's Offering Circular, dated June 29, 2006 (the "Offering Circular"), relating to the offer and
                          -----------------
sale of 22,500,000 units (the "Units"), each Unit consisting of one Common
                               -----
Share and one Warrant (the "Offering"). For the benefit of the Holders and in consideration of the Placing Agents entering into a placing agreement with the Company for the placing of the Units, the Company has agreed to provide the investor rights set forth in this Agreement.

                  The parties hereby agree as follows:

         SECTION 1. DEFINITIONS

                  As used in this Agreement, the following capitalized terms shall have the following meanings:

                  Commission: The United States Securities and Exchange
                  ----------
Commission, or any other federal agency then administering the Securities Act and/or the Exchange Act.

                  Exchange Act: The Securities Exchange Act of 1934, as
                  ------------
amended and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the applicable time.

                  Exchange Act Liquidated Damages:  As defined in Section 4(a)
                  -------------------------------
                  hereof.

                  Exchange Act Registration Default: As defined in Section 4(a)
                  ---------------------------------
                  hereof.

                  Exchange Act Registration Statement: A registration
                  -----------------------------------
statement of the Company on Form 10 (or such other form which it is appropriate to use to register the Common Shares under the Exchange Act), including all amendments and supplements thereto and all exhibits and material incorporated by reference therein.

                  Exchange Act Registration Trigger: The date of consummation
                  ---------------------------------
of a Qualified Business Combination or, alternatively, in the case where no Qualified Business Combination shall have occurred but a business combination shall have been completed and the balance of the funds in the trust fund have been distributed to the new shareholders, the date of such distribution.

                  Founding Shareholders' Registration Rights Agreement: The
                  ----------------------------------------------------
Registration Rights Agreement, dated on or about the date hereof between the Company and certain holders of the Company's common stock held prior to the Offering.

                  NASD:  National Association of Securities Dealers, Inc.
                  ----


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                  Offering: The offering of the Units pursuant to the
                  --------
Offering Circular.

                  Person: An individual, partnership, corporation, limited
                  ------
liability company, unincorporated organization, association, joint-stock company, trust, joint venture, government or any agency or political subdivision thereof or any other entity.

                  Placing Agreement: The placing agreement among the Company,
                  -----------------
CRT, KBC and the Company's directors dated on or about the date of this Agreement.

                  Qualified Business Combination: A business combination with
                  ------------------------------
a target business or businesses which, either by itself or when combined with the Company's previous business combinations, has an aggregate transaction value of at least 50% of the amount placed into trust in connection with the Offering (as more fully described in the Offering Circular).

                  Securities Act: The U.S. Securities Act of 1933, as amended,
                  --------------
and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the applicable time.

         SECTION  2. EXCHANGE ACT REGISTRATION AND LISTING

                  (a) The Company shall (i) no later than the date that is one hundred eighty (180) days following the Exchange Act Registration Trigger cause to be filed with the Commission an Exchange Act Registration Statement, and (ii) use its commercially reasonable efforts to cause such Exchange Act Registration Statement to be declared effective on or prior to the date that is two hundred seventy (270) days following the Exchange Act Registration Trigger.

                  (b) As promptly as practicable after the Exchange Act Registration Statement shall have been declared effective, the Company shall use its commercially reasonable efforts to cause the Common Shares to be authorized to be quoted and/or listed (to the extent applicable) on the American Stock Exchange, the New York Stock Exchange, the NASD. Automated Quotation System or the NASDAQ National Market (or, in each case, a successor thereto) or a similarly recognized national trading platform, if the Common Shares so qualify.

         SECTION 3. "PIGGYBACK" REGISTRATIONS

                  (a) If at any time the Company shall propose to register under the Securities Act (other than pursuant to Section 2 of this Agreement) any of its Common Shares for the account of its Founding Shareholders (as defined in the Offering Circular), it will promptly give written notice to all Holders of Common Shares that are (i) Holders of Common Shares bearing a restrictive legend that are not freely saleable in the United States under Rule 144(k) of the Securities Act, and (ii) that are known by the Company to be affiliates of the Company (other than officers and directors of the Company) (such Common Shares hereinafter referred to as "Registrable Shares") of its intention so to do. Upon the written request of any such Holder, received by the Company within 20 days after the giving of any such notice by the Company, to register any or all of its Registrable Shares, the Company will use its reasonable best efforts to cause the Registrable Shares as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to

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permit the sale or other disposition by the Holder (in accordance with its written request) of such Registrable Shares so registered.

                  (b) If the registration of which the Company gives notice as provided above is for a registered public offering involving an underwriting, the Company shall so advise the Holders of Registrable Shares as a part of the written notice given pursuant to this Section 3. In such event, the right of any Holder of Registrable Shares to registration pursuant to this Section 3 shall be conditioned upon such Holder's participation in such underwriting to the extent provided herein. All Holders of Registrable Shares proposing to distribute their securities through such underwriting shall (together with the Common Shares to be registered by the Company in such registration (the "Other Shareholders"))
                                                     ------------------
enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by the Company. If any Holder of Registrable Shares disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Shares or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

                  (c) Notwithstanding any other provision of this Section 4, if the underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, the underwriter may exclude from such registration and underwriting all or a portion of the Registrable Shares which would otherwise be underwritten pursuant to this Section 4; provided that such reduction of Registrable Shares from such registration and underwriting shall be in accordance with the provisions of Section 2.1.4 or 2.2.2, as applicable, of the Founding Shareholders' Registration Rights Agreement.

                  (d) The Company shall so advise all Holders of securities requesting registration of any limitations on the number of shares to be underwritten and the number of shares of securities that are entitled to be included in the registration; provided, that the number of shares to be underwritten shall be allocated pro rata among all Holders of Registrable Shares and the Other Shareholders in proportion, as nearly as practicable, to the respective amounts of Registrable Shares owned by them.

         SECTION 4. LIQUIDATED DAMAGES

                  (a) If the Exchange Act Registration Statement shall not have become effective on or prior to the date that is two hundred seventy
(270) days following the Exchange Act Registration Trigger (a "Exchange Act
                                                               ------------
Registration Default"), the Company shall, as promptly as practicable and in
--------------------
no event later than two (2) days following the end of the month in which such Exchange Act Registration Default occurred, pay to each Holder of Common Shares liquidated damages ("Exchange Act Liquidated Damages") in the
                                   -------------------------------
form of Common Shares in an amount equal to 0.5% of the number of such Holder's Common Shares held on the date of such Exchange Act Registration Default; provided, that a Holder shall be paid Exchange Act Liquidated Damages only with respect to any Common Shares that were acquired by such Holder upon the consummation of the Offering or subsequent to the Offering (if such Common Shares were originally offered as part of the Offering). The Company shall pay additional Exchange Act Liquidated Damages within two days of the end of each month until the Exchange Act Registration Default shall have been cured; provided that a pro rata portion of the Exchange Act Liquidated Damages shall be paid with respect to any month in which the Company shall have been in Exchange Act Registration Default for a portion of such month; and provided, further, that Exchange Act Liquidated Damages shall

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be payable for a maximum period of twelve (12) months following the occurrence of the Exchange Act Registration Default.

                  (b) Notwithstanding any other provision of this Agreement, the liquidated damages contemplated in this Section 4 shall be the sole and exclusive remedy available to the Holders in the event of any failure by the Company to comply with the terms of this Agreement.

         SECTION 5. CURRENT PUBLIC INFORMATION

                  (a) Following completion of a Qualified Business Combination until the Exchange Act Registration Statement shall have become effective, the Company shall provide to the Holders annual, semi-annual, quarterly and current reports and to ensure when practicable, in light of the availability of information, compliance costs and other factors, that such reports and any other materials distributed to shareholders for operations subsequent to completion of a business combination are substantially consistent with the materials that would be required if such materials were subject to the requirements of the Commission (it being understood that, due to such factors, such reports and other materials may not contain information substantially consistent with the materials that would be required if such materials were subject to the Commission's requirements).

                  (b) With respect to any shareholder circular or proxy materials required to be prepared by the Company in connection with a business combination, the Company will endeavour to provide a narrative description of the business and operations of the Target Business (as defined in the Offering Circular) similar to those required by the US proxy rules, but only to the extent that the Company's board in its business judgment determines that it would be reasonably practicable to provide such information, taking into account factors such as time, expense and other relevant considerations under the particular circumstances. In addition, if available, and to the extent deemed relevant and reasonably practicable by the directors of the Company and taking into account all other factors mentioned above, audited or unaudited historical financial statements and/or a pro forma balance sheet or other pro forma financial information of the Target Business will be included. The proxy materials will also contain a description of the amount to be released from the Trust Fund (as defined in the Offering Circular), including a breakdown of the amount of funds that constitute (i) consideration and expenses for the transaction, (ii) working capital and (iii) transaction expenses.

                  (c) For so long as any Common Shares or Warrants are "restricted securities" within the meaning of Rule 144(a)(3) of the Securities Act, the Company shall, during any period in which it is not subject to
Section 13 or 15(d) of the Exchange Act, provide, to Holders, any owner of any beneficial interest in the Common Shares or Warrants or to any prospective purchaser designated by such Holder or beneficial owner, upon the request of such Holder, beneficial owner or prospective purchaser, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act.

         SECTION 6. REGISTRATION EXPENSES

                  (a) All expenses incident to the Company's performance of or compliance with this Agreement will be borne by the Company regardless of whether any registration statement hereunder becomes effective, including without limitation and as applicable: (i) all Commission, securities exchange or NASD registration and filing fees and expenses; (ii) all


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fees and expenses of compliance with U.S. federal securities and state blue sky laws and compliance with the rules of a securities exchange or NASD, as applicable; (iii) all expenses of printing, messenger and delivery services;
(iv) all fees and disbursements of counsel for the Company; and (v) all fees and disbursements of independent certified public accountants of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance) but excluding those fees borne by other parties as detailed in the Placing Agreement and any portion of commissions or discounts attributable to the Common Shares being offered and sold by the Holders.

                  (b) The Company will, in any event, bear its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit and the fees and expenses of any Person, including special experts, retained by the Company.

         SECTION 7. INDEMNIFICATION

                  (a) The Company shall indemnify and hold harmless each Holder, its officers and employees and each Person, if any, who controls any such Holders, within the meaning of the Securities Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which that Holder, officer, employee or controlling Person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement filed pursuant hereto or in any amendment or supplement thereto; or (ii) the omission or alleged omission to state in any registration statement filed pursuant hereto or in any amendment or supplement thereto any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and shall reimburse each Holder and each such officer, employee or controlling Person promptly upon demand for any legal or other expenses reasonably incurred by that Holder, officer, employee or controlling Person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred provided that no Holder shall be indemnified for misstatements or omissions arising from information provided by the Holder in writing for inclusion in any registration statement filed pursuant hereto. The foregoing indemnity agreement is in addition to any liability which the Company may otherwise have to any Holder or to any officer, employee or controlling Person of that Holder.

                  (b) Promptly after receipt by an indemnified party under this Section 7 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the Company under this Section 7, notify the Company in writing of the claim or the commencement of that action; provided, however, that the failure to notify the Company shall not relieve it from any liability which it may have under this Section 7 except to the extent it has been materially prejudiced by such failure; and provided, further, that the failure to notify the Company shall not relieve it from any liability which it may have to an indemnified party otherwise than under this Section 7. If any such claim or action shall be brought against an indemnified party, and it shall notify the Company thereof, the Company shall be entitled to participate therein and, to the extent that it wishes to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the Company to the indemnified party of its election to assume the defense of such claim or action, the Company shall not be liable to the indemnified party under this
Section 7 for any legal or other expenses subsequently incurred by the indemnified party in


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connection with the defense thereof other than reasonable costs of investigation; provided, however, any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of the indemnified party unless (i) the employment of such counsel has been specifically authorized by the Company in writing, or (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company and in the reasonable judgment of such counsel it is advisable for such indemnified party to employ separate counsel or (iii) the Company has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to one local counsel) at any time for all such indemnified parties, which firm shall be designated in writing by the Holders of a majority in principal amount of the outstanding Common Shares and the Common Shares issuable upon exercise of the Warrants. The Company shall not (i) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding or (ii) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with the consent of the Company or if there be a final judgment of the plaintiff in any such action, the Company agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

                  (c) If the indemnification provided for in this Section 7 shall for any reason be unavailable to or insufficient to hold harmless an indemnified party under Section 7(a) in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then the Company shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Company, on the one hand, and the Holders on the other, from the sale of the Common Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but any other relevant equitable considerations. The Company and the Holders agree that it would not be just and equitable if contributions pursuant to this
Section 7(c) were to be determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 7 shall be deemed to include, for purposes of this Section 7(c), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7(c), no Holder shall be required to contribute any amount in excess of the amount by which the net proceeds

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received by it in connection with its sale of Common Shares exceeds the amount of any damages which such Holder has otherwise paid or become liable to pay by reason of the untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Holders' obligations to contribute as provided in this Section 7(c) are several and not joint.

         SECTION 8. MISCELLANEOUS

                  (a) No Inconsistent Agreements. Except as disclosed in the
                      --------------------------
Offering Circular, the Company has not previously entered into any agreement granting any registration rights with respect to its Common Shares to any Person.The Company shall not, on or after the date of this Agreement, enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. The rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of the Company's Common Shares under any agreement in effect on the date hereof.

                  (b) Amendments and Waivers. The provisions of this Agreement
                      ----------------------
may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given unless the Company has obtained the written consent of Holders of a majority of the principal amount of the outstanding Common Shares and the Common Shares issuable upon the exercise of the Warrants affected by such amendment, modification, supplement, waiver or consent.

                  (c) Notices. All notices and other communications provided
                      -------
for or permitted hereunder shall be made in writing by hand-delivery, first-class mail (registered or certified, return receipt requested), telex, facsimile or air courier guaranteeing overnight delivery:

                           (i) if to a Holder, at the address set forth in
                  the record books of the Company; and

                                    if to the Company to:

                                    Viceroy Acquisition Corporation
                                    8235 Forsyth Boulevard, Suite 400
                                    Clayton, Missouri  63105
                                    USA
                                    Attn: Chief Executive Officer

                                    with copies to:

                                    CRT Capital Group LLC
                                    262 Harbor Drive
                                    Stamford, Connecticut  06902
                                    Attn:  Steve Bragg

                                    and

                                    KBC Peel Hunt
                                    111 Old Broad Street
                                    London EC2N 1PH
                                    Attn: Adam Hart


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                  Any such notices and communications shall take effect at
the time of receipt thereof.

                  (d) Successors and Assigns. This Agreement shall inure to
                      ----------------------
the benefit of and be binding upon the successors and assigns of each of the parties.

                  (e) Counterparts. This Agreement may be executed in any
                      ------------
number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  (f) Headings. The headings in this Agreement are for
                      --------
convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                  (g) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY,
                      -------------
AND CONSTRUED AND INTERPRETED, IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

                  (h) Severability. In the event that any one or more of the
                      ------------
provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

                  (i) Entire Agreement. This Agreement is intended by the
                      ----------------
parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the investor rights granted by the Company herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                   VICEROY ACQUISITION CORPORATION



                                   By:      /s/ Douglas D. Hommert
                                      -----------------------------------------
                                            Douglas D. Hommert, Executive
                                            Vice President


                                   CRT CAPITAL GROUP, LLC



                                   By:      /s/ Charles Severs
                                      -----------------------------------------
                                            Name:  Charles Severs
                                            Title: Senior Vice President



                                   KBC PEEL HUNT LTD.



                                   By:      /s/ Adam Hart
                                      -----------------------------------------
                                            Name:  Adam Hart
                                            Title: Head of Business Development

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